December 2011

Preliminary Terms No. 42
Registration Statement No. 333-169119
Dated December 14, 2011
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to between 1.75% and 2.75% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of the underlying stock is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment. However, if on any determination date the closing price of the underlying stock is less than the initial share price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of receiving shares of the underlying stock, which will occur if the securities are not redeemed prior to maturity and the closing price of the underlying stock is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying stock and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stock. The securities are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes Program. The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlying stock:	Google Inc. common stock
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (See “Commissions and Issue Price” below)
Pricing date†:	December 21, 2011 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date†:	December 27, 2011 (3 business days after the pricing date)
Maturity date†:	December 26, 2014
Early redemption:

If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:	•

If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment equal to between $0.175 and $0.275 (1.75% and 2.75% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•

If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates†:

March 21, 2012, June 21, 2012, September 21, 2012, December 21, 2012, March 21, 2013, June 21, 2013, September 21, 2013, December 21, 2013, March 21, 2014, June 21, 2014, September 21, 2014 and December 22, 2014 (subject to postponement if a market disruption event occurs or is continuing with respect to the underlying stock on any determination date). We also refer to December 22, 2014 as the final determination date.

Contingent payment dates:

With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) The stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

• If the final share price is less than the downside threshold level:

At our option (i) a number of shares of the underlying stock equal to the product of the exchange ratio times the adjustment factor, each as of the final determination date (the “physical delivery amount”)*, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the adjustment factor times the final share price.

Exchange ratio:	The stated principal amount divided by the initial share price
Adjustment factor:	1.0*
Downside threshold level:	$ , which is equal to 70% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date*
Final share price:	The closing price of the underlying stock on the final determination date*
CUSIP:	06738G373
ISIN:	US06738G3737
Listing:	The securities will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.125	$9.775
Total	$	$	$

† Expected. In the event that we make any change to the pricing date and the issue date, the determination dates and the maturity date will be changed so that the stated term of the securities remains the same.

* The physical delivery amount, the initial share price of the underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

(1) MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each security they sell. See “Supplemental Plan of Distribution.”

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below before you make an investment decision.
Prospectus dated August 31, 2010
Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Additional Terms of the Securities

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Investment Overview

The Contingent Income Auto-Callable Securities due December 26, 2014 Based on the Performance of the Common Stock of Google Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to between $0.175 and $0.275 (1.75% and 2.75% of the stated principal amount per security), with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive a lower amount of or no contingent quarterly payments.

If the determination closing price is greater than or equal to the initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive at our option (i) a number of shares of the underlying stock equal to the product of the exchange ratio times the adjustment factor or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the adjustment factor times the final share price. The value of such shares (or that cash) will be less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying stock.

Google Inc. Overview

Google Inc. is a global technology firm. Its SEC file number is 000-50726.

Information as of market close on December 8, 2011:

Bloomberg Ticker Symbol:	GOOG	52 Week High (on 01/18/2011):	$639.63

Current Stock Price:	$616.17	52 Week Low (on 06/24/2011):	$474.88

52 Weeks Ago:	$591.50

The underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, can be located by reference to the SEC file number 000-50726 through the SEC’s website at.www.sec.gov. In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete. Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment between 1.75% and 2.75% (the actual contingent coupon payment will be determined on the pricing date) of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1	On any of the first eleven determination dates, the determination closing price is greater than or equal to the initial share price.
	■	The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

	■	Investors will not participate in any appreciation of the underlying stock from the initial share price.
Scenario 2	The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.
	■	The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
	■	Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3	The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.
■

The payment due at maturity will be at our option (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date, or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the adjustment factor times the final share price. Investors will lose some and may lose all of their principal in this scenario.

Summary of Selected Key Risks (see page 16)

■	The securities do not guarantee the return of any principal.
■	The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the determination closing price on the specified determination dates.
■	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level.
■	Investors will not participate in any appreciation in the price of the underlying stock.
■	Contingent repayment of principal applies only if you hold your securities until maturity.
■

The automatic early redemption feature may limit the term of your investment to approximately 3 months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

■

The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of Google Inc. common stock, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪

The securities are subject to the credit risk of Barclays Bank PLC, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

■

Investing in the securities is not equivalent to investing in the common stock of Google Inc., and you will not be entitled to any divided payments or any other rights of a holder of Google Inc. common stock.

■	We have no affiliation with Google Inc.
■	The price of the underlying stock can rise or fall sharply due to various factors.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

■	We may engage in business with or involving Google Inc. without regard to your interests.
■	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the underlying stock.
■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
■	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.
■	The calculation agent will make determinations with respect to the securities.
■	We and our affiliates play a variety of roles in connection with the issuance of the securities and potential conflicts may exist.
■	Higher contingent quarterly payments are generally associated with a greater risk of loss.
■

You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in these preliminary terms, the prospectus supplement, and the prospectus.

■	In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlying equity.
■	The U.S. federal income tax treatment of an investment in the securities is uncertain.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Eleven Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 13.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Fact Sheet

The securities offered are senior unsecured obligations of Barclays Bank PLC, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. The securities provide a contingent quarterly payment equal to between $0.175 and $0.275 (1.75% and 2.75% of the stated principal amount per security) with respect to each quarterly determination date on which the closing price of the underlying stock is greater than or equal to the downside threshold level (unless the securities have been previously subject to early redemption). The actual contingent quarterly payment will be determined on the pricing date. The securities will be automatically redeemed if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date except for the final determination date. Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving at maturity shares of the underlying stock that have no value or are worth significantly less than the stated principal amount per security (or, at our option, the cash value, if any, of those shares), which will occur if the securities are not redeemed prior to maturity and the final share price is less than the downside threshold level. Under this scenario, you could lose your entire investment.The securities are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes, Series A. The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Expected Key Dates
Pricing date†:	Original issue date (settlement date)†:		Maturity date†:
December 21, 2011	December 27, 2011 (3 business days after the pricing date)		December 26, 2014

Key Terms
Issuer:	Barclays Bank PLC
Underlying stock:	Google Inc. common stock
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:

If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:	•

If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment equal to between $0.175 and $0.275 (1.75% and 2.75% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•

If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates†:

March 21, 2012, June 21, 2012, September 21, 2012, December 21, 2012, March 21, 2013, June 21, 2013, September 21, 2013, December 21, 2013, March 21, 2014, June 21, 2014, September 21, 2014 and December 22, 2014 (subject to postponement if a market disruption event occurs or is continuing with respect to the underlying stock on any determination date). We also refer to December 22, 2014 as the final determination date.

Contingent payment dates:

With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Record date:	One business day prior to the related contingent payment date.
Payment at maturity:	•	If the final share price is greater than or equal to the downside threshold level:	(i) The stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

	•	If the final share price is less than the downside threshold level:

At our option (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date (the “physical delivery amount”)*, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the adjustment factor times the final share price.

Exchange ratio:	The stated principal amount divided by the initial share price
Adjustment factor:	1.0*

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Downside threshold level:	$ , which is equal to 70% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date*
Final share price:	The closing price of the underlying stock on the final determination date*
Risk factors:	Please see “Risk Factors” beginning on page 16.
No fractional shares:

At maturity, if the payment on the securities, if any, is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:

The maturity date will be postponed if the final determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such final determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled final valuation date; provided that, the final determination date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the final determination date, the initial share price, the final share price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	06738G373
ISIN:	US06738G3737
Minimum ticketing size:	100 securities
Material U.S. federal income tax considerations:

The material tax consequences of your investment in the securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your securities in the initial issuance of the securities).

The United States federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below. Pursuant to the terms of the securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your securities as a contingent income bearing executory contract with respect to the underlying stock. Except as otherwise noted below under “Alternative Treatments”, the discussion below assumes that the securities will be so treated.

Because you might not receive any contingent coupon payments, we think it is more reasonable to treat the securities as a contingent income bearing executory contract than to treat the securities as an investment unit consisting of a deposit and a put option, as described below under “—Alternative Treatments”. However, there is no guarantee that the Internal Revenue Service will agree with this treatment, and you should consult your tax advisor as to the possible alternative treatments in respect of the securities.

If your securities are properly treated as a contingent income bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, early redemption or receipt of cash upon the maturity of your securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the securities for U.S.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale, early redemption or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares upon the maturity of the securities, such loss may be deferred (as described in the following paragraph).

If you receive shares upon the maturity of your securities, it is not clear whether the receipt of shares should be treated as (i) a taxable settlement of the securities followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the securities. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your securities. If the receipt of the shares is treated as a taxable settlement of the securities followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the securities, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your securities is treated as a tax-free purchase of the shares, (i) the receipt of shares upon maturity of your securities should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your securities (determined as described below), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such securities, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your securities will be equal to the price you paid for the securities. Your holding period in the shares you receive upon the maturity of your securities will begin on the date that you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your securities in the manner described above. This opinion assumes that the description of the terms of the securities in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the securities, possibly with retroactive effect. Other alternative treatments for your securities may also be possible under current law. For example, it is possible that the securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your securities are so treated, you would be required to accrue interest income over the term of your securities and you would recognize gain or loss upon the sale, early redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. Any gain you recognize upon the sale, early redemption or maturity of your securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

It is also possible that (i) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your securities by the amount of the contingent coupon payments that you receive; or (ii) if a contingent coupon is paid at early redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at early redemption or maturity.

It is also possible that your securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying stock that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations— Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the securities. For additional, important considerations related to tax risks associated with investing in the securities, you should also examine the discussion in “Risk Considerations—The U.S. federal income tax treatment of an investment in the securities is uncertain”, in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent quarterly payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital Inc. at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

† Expected. In the event that we make any change to the pricing date and the issue date, the determination dates and the maturity date will be changed so that the stated term of the securities remains the same.

* The physical delivery amount, the initial share price of the underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

These preliminary terms represent a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$616.17
Hypothetical Downside Threshold Level:	$431.32, which is 70% of the initial share price
Hypothetical Exchange Ratio:	0.0162, which is the stated principal amount divided by the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Hypothetical Contingent Quarterly Payment (based on the midpoint of the range):	$0.225 (2.25% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be between 1.75% and 2.75% of the stated principal amount.
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the hypothetical initial share price of $616.17 on one of the first eleven determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first eleven determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2

Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount

#1	$369.70	$0	N/A	$480.61	$0.225	N/A

#2	$616.17	—*	$10.225	$394.35	$0	N/A

#3	N/A	N/A	N/A	$369.70	$0	N/A

#4	N/A	N/A	N/A	$357.38	$0	N/A

#5	N/A	N/A	N/A	$492.94	$0.225	N/A

#6	N/A	N/A	N/A	$523.74	$0.225	N/A

#7	N/A	N/A	N/A	$308.09	$0	N/A

#8	N/A	N/A	N/A	$554.55	$0.225	N/A

#9	N/A	N/A	N/A	$585.36	$0.225	N/A

#10	N/A	N/A	N/A	$770.21	—*	$10.225

#11	N/A	N/A	N/A	N/A	N/A	N/A

Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

Payment at Maturity	N/A			N/A

* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

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In Example 1, the securities are automatically redeemed following the second determination date as the determination closing price on the second determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

     stated principal amount + contingent quarterly payment = $10 + $0.225 = $10.225

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

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In Example 2, the securities are automatically redeemed following the tenth determination date as the determination closing price on the tenth determination date is greater than the initial share price. As the determination closing price on the first, fifth, sixth, eighth, ninth and tenth determination date are greater than the downside threshold level, you receive the contingent payment of $0.225 with respect to each such determination date. Following the tenth determination date, you receive an early redemption amount of $10.225, which includes the contingent quarterly payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying stock has appreciated by 25% from its initial share price on the tenth determination date, you only receive $10.225 per security and do not benefit from such appreciation.

	Example 3			Example 4

Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount

#1	$369.70	$0	N/A	$369.70	$0	N/A

#2	$308.09	$0	N/A	$308.09	$0	N/A

#3	$246.47	$0	N/A	$246.47	$0	N/A

#4	$308.09	$0	N/A	$338.89	$0	N/A

#5	$246.47	$0	N/A	$277.28	$0	N/A

#6	$184.85	$0	N/A	$246.47	$0	N/A

#7	$338.89	$0	N/A	$184.85	$0	N/A

#8	$277.28	$0	N/A	$160.20	$0	N/A

#9	$246.47	$0	N/A	$308.09	$0	N/A

#10	$215.66	$0	N/A	$246.47	$0	N/A

#11	$277.28	$0	N/A	$277.28	$0	N/A

Final		$0	N/A		—*	N/A
Determination
Date	$385.11			$554.55

Payment at	$6.24			$10.225
Maturity

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

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In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor or the cash value thereof, calculated as follows:

the cash value of 0.0162 shares of the underlying stock = the exchange ratio times the adjustment factor times the final share price = 0.0162 x 1.0 x $385.11 = $6.24

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

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In Example 4, the closing price of the underlying stock decreases to a final share price of $554.55. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.225 = $10.225

In this example, although the final share price represents approximately a 10% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.225 per security at maturity.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

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The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than 70% of the stated principal amount and could be zero.

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The contingent quarterly payment is based solely on the determination closing price or the final share price, as applicable. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

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You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level. If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

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Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlying stock is above the downside threshold level.

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Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

o	whether the determination closing price has been below the downside threshold level on any determination date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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The securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

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Investing in the securities is not equivalent to investing in the common stock of Google Inc. Investors in the securities will not own the underlying stock or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

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No affiliation with Google Inc. Google Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Google Inc. in connection with this offering.

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Single equity risk. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.

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We may engage in business with or involving Google Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Google Inc. without regard to your interests and thus may acquire non-public information about Google Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Google Inc., which may or may not recommend that investors buy or hold the underlying stock.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

securities. Barclays Bank PLC. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Bank PLC is willing to transact. If, at any time, Barclays Bank PLC were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Bank PLC is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock. Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

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The calculation agent will make determinations with respect to the securities. As calculation agent, Barclays Bank PLC will make determinations including, but not limited to, the initial share price, the downside threshold level, the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

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Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the pricing date that the price of the underlying equity could close below the downside threshold level on the valuation date of the securities. This greater expected risk will generally be reflected in a higher contingent quarterly payment for that security. However, while the contingent quarterly payment is set on the pricing date, the underlying equity’s volatility may change significantly over the term of the securities. The price of the underlying equity for your securities could fall sharply, which could result in a significant loss of principal.

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Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

information set out in these preliminary terms, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlying equity. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

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The U.S. federal income tax treatment of an investment in the securities is uncertain. The U.S. federal income tax treatment of the securities is uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the securities and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income even if you do not receive any payments with respect to the securities until early redemption or maturity and (ii) require you to accrue income in excess of any contingent coupon payments received on the securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Information about the Underlying Stock

According to publicly available information, Google Inc. (the “Company”) is a global technology firm. The Company’s primary business activities include offering an internet search engine that may be accessed by users for free, delivery of online advertising, the development of operating systems and other electronic platforms and providing enterprise products for use in business settings.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50726, or its CIK Code: 0001288776. The Company’s common stock is listed on the Nasdaq Stock Market LLC under the ticker symbol “GOOG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Google Inc. We have derived all disclosures contained in this document regarding Google Inc. stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Google Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Google Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Google Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2006 through December 8, 2011. The closing price of the underlying stock on December 8, 2011 was $616.17. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Google Inc. common stock (CUSIP 0674138G373)	High ($)	Low ($)	Period End ($)

2006

First Quarter	471.84	337.06	390.00

Second Quarter	440.50	370.02	419.33

Third Quarter	424.56	367.23	401.90

Fourth Quarter	509.65	401.44	460.48

2007

First Quarter	505.00	438.68	458.16

Second Quarter	530.26	458.00	523.38

Third Quarter	569.55	491.52	567.27

Fourth Quarter	741.79	579.03	691.48

2008

First Quarter	685.33	413.62	440.47

Second Quarter	594.90	446.84	526.42

Third Quarter	555.15	381.00	400.52

Fourth Quarter	411.72	257.44	307.65

2009

First Quarter	378.77	282.75	348.06

Second Quarter	444.32	354.09	421.59

Third Quarter	499.06	396.63	495.85

Fourth Quarter	622.73	484.58	619.98

2010

First Quarter	626.75	526.43	567.01

Second Quarter	595.30	444.95	444.95

Third Quarter	530.41	436.07	525.79

Fourth Quarter	627.16	522.35	593.97

2011

First Quarter	639.63	557.10	639.63

Second Quarter	591.80	474.88	591.80

Third Quarter	622.46	490.92	622.46

Fourth Quarter (through December 8, 2011)	625.65	495.52	625.65

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

We make no representation as to the amount of dividends, if any, that Google Inc. may pay in the future. As an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Google Inc.

Google Inc. common stock – Daily Closing Prices January 1, 2006 to December 8, 2011

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Contingent Income Auto-Callable Securities due December 26, 2014
Based on the Performance of the Common Stock of Google Inc.

Supplemental Plan of Distribution
MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each security they sell.

We expect that delivery of the securities will be made against payment for the securities on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.